EXHIBIT 4(o)

                          BATTLE MOUNTAIN CANADA LTD.
                        1997 LONG-TERM INCENTIVE PLAN


1.  GENERAL INFORMATION

      The 1997 Long-Term Incentive Plan (the "Plan") is designed to retain officers and other selected employees and reward them for making major contributions to the success of the Company and its Subsidiaries (as hereinafter defined). These objectives are to be accomplished by making awards under the Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

2.  DEFINITIONS

      When used in this Plan the following words and phrases shall have the meaning indicated:

      "Award" means the grant of any form of option to acquire Shares, stock award or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to any applicable terms, conditions or limitations as the Board may establish in order to fulfill the objectives of the Plan.

                 "Award Agreement" means a written agreement between the Company and the grantee of an Award setting forth the terms of that Award;
      "BMG" means Battle Mountain Gold Company, a Nevada company;

      "BMG Plan" means the Amended and Restated 1994 Long-Term Incentive Plan of BMG;

      "BMG Shares" means common stock in the capital of BMG;

      "Board" means the Board of Directors of the Company;

      "Company" means Battle Mountain Canada Ltd.;

      "Director" means a director of the Company;

                 "Effective Date" means the date on which an Award is granted or any subsequent date so designated by the Board at the time the Award is granted;
      "Market Price" means, as of a particular date, the closing price of the Shares on The Toronto Stock Exchange on the last trading day prior to such date or, if no trading in the Shares has occurred on that date, the average of the bid and ask quotations for the Shares on such date;

      "Option" means an option to purchase Shares granted under the Plan;

      "Option Period" has the meaning set out in paragraph 12 below;
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      "Participant" means a person who has been or is to be granted an Award;

      "Plan" has the meaning set out in paragraph 1 above;

      "Shareholder" means a holder of Share(s);

      "Shares" mean exchangeable shares in the capital of the Company; and

      "Subsidiary" means any corporation in which the Company owns, directly or indirectly, at least 50% of the voting stock.

3.  ADMINISTRATION

                  The Plan shall be administered by the Board. The Board shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan, all of which shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. Unless otherwise provided in an Award Agreement with respect to a particular Award, the Board may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award (in the event of a direct or indirect change of control of the Company or otherwise), eliminate or make less restrictive any restriction contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant holding such Award or (ii) consented to by such Participant. The Board may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Board deems necessary or desirable to carry it into effect. Any decision of the Board in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Board shall be liable for anything done or omitted to be done by him or her, by any member of the Board or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

4.  AWARDS

                  The Board shall determine the type or types of Awards to be made to each Participant under this Plan. Awards may consist of those listed in this paragraph 4 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem
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                       with, in replacement of, or as alternative to, grants or
                       rights under this Plan or any other employee plan of the Company or its Subsidiaries, including the plan of any acquired entity. An Award may provide for the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award.

      (a) OPTIONS TO ACQUIRE SHARES. An Award may consist of a right to purchase a specified number of Shares at a specified price that is not less than the Market Price of the Shares on the Effective Date. The Board shall determine the Participants to whom, and the times at which, Awards shall be granted, the number of Shares subject to each, the exercise price, the period and method of vesting of Options, the Effective Date of each Option and the Option Period.

      (b) SHARE AWARD. An Award may consist of Shares or may be denominated in units of Shares. All or part of any share award may be subject to conditions established by the Board, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance. Such Awards may be based on the Market Value or other specified valuations. The certificates evidencing Shares issued in connection with a share award shall contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable thereto.

      (C) CASH AWARD. An Award may be denominated in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Board, as set forth in the Award Agreement, including, but not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other comparable measurements of performance.

5.  PAYMENT OF AWARDS.

5.1 GENERAL. Payment of Awards may be made in the form of cash, Shares or combinations thereof and may include such restrictions as the Board shall determine, including in the case of Shares, restrictions on transfer and forfeiture provisions.

5.2 DEFERRAL PERIOD. With the approval of the Board, payments may be deferred, either in the form of installments or a future lump sum payment. The Board may permit selected Participants to elect to defer some or all types of Awards in accordance with procedures established with the Board. Any deferred payment, whether elected by the Participant or specified by an Award Agreement or by the Board, may be forfeited if and to the extent that the Award Agreement so provides.
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5.3         DIVIDENDS AND INTEREST. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Shares or units of Shares, subject to such terms, conditions and restrictions as the Board may establish. The Board may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Shares or units of Shares.

5.4 SUBSTITUTION OF AWARDS. At the discretion of the Board, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

6. SHARES SUBJECT TO GRANT OF AWARDS

                  The Shares for which Awards are granted shall be authorized but unissued Shares. The aggregate number of Shares which may be issued under the Plan is limited to 2,500,000. Each Share issued hereunder shall also be considered to be an issuance under the BMG Plan, and shall (for greater certainty) be subtracted upon issuance from the maximum number of securities available again for issuance thereunder. The share limits set out herein shall be subject to increase or decrease by reason of amalgamation, rights offerings, reclassification, consolidations or subdivisions, as provided in paragraph 15 hereof, or as otherwise may be permitted by applicable regulatory approval. Shares related to Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Shares, shall immediately become available for Awards hereunder.

7.  ELIGIBILITY

                        In order to be eligible for the grant of an Award by the
                       Board as provided herein, a person must be an officer or employee of the Company or one of its Subsidiaries who holds a position of responsibility and whose performance, in the judgment of the Board, can have a significant effect on the success of the Company and its Subsidiaries.

8.  AWARD AGREEMENT

                  Each Award made hereunder shall be embodied in an Award
                       Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Board in its sole discretion and shall be signed by the Participant and the Chief Executive Officer or the Chief Financial Officer for and on behalf of the Company.
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                       9.     EXERCISE PRICE

                        The exercise price for each Share covered by an Option
                       shall be not less than the Market Price of the Shares on the Effective Date.

                       10.    VESTING

                  The Board may from time to time, in its sole discretion, determine the period or periods, if any, required in order for all or portions of any Award to vest, the method of vesting and the circumstances, if any, pursuant to which vesting will be accelerated.

11.  EXERCISE OF OPTIONS

      Subject to the provisions of paragraph 10 of this Plan, an Option may be exercised from time to time during its term as to any number of whole Shares which are then available for purchase. A Participant electing to exercise an Option on his or her own behalf shall give written notice of the election to the Company in any form acceptable to the Company. The aggregate amount to be paid for the Shares to be acquired pursuant to the exercise of an Option shall accompany the written notice.

12.  OPTION PERIOD

                  Subject to the terms and conditions of the specific Award
                       Agreement evidencing the Option, each Option shall be exercisable by the Participant during a period (the "Option Period") established by the Board at the time the Option is granted which shall terminate no later than ten years after the Effective Date, except that:

12.1 in the event of the death or permanent disability of the Participant, all Options held by the Participant shall vest immediately and the Participant's estate shall have the right to exercise at any time within the earlier of twelve months of the death of the Participant and the expiry of the Option Period, all or any portion of the Options which the Participant has not previously exercised.

12.2 in the event of the termination of employment of a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. In the event of such a termination, the Board may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either (i) not adverse to such Participant or (ii) consented to by such Participant.

                  All rights under an Option unexercised in whole or in part at the termination of the Option Period shall be forfeited.

13.  TAX WITHHOLDING
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                  The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash of Shares under this Plan, an appropriate amount of cash or number of Shares or combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Board may also permit any withholding obligation to be satisfied by the transfer to the Company of Shares theretofore owned by the holder of the Award with respect to which the holding is required. If Shares are used to satisfy tax withholding, such Shares shall be valued based on the Market Value thereof when the tax withholding is required to be made.

14.   NON-ASSIGNABLE

      Except as expressly provided herein or unless otherwise determined by the Board and provided in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable. Options may be exercised by the Participant and, upon the Participant's death, the legal representative of his or her estate or any other person who acquires his or her rights in respect of an Award by bequest or inheritance. A person exercising an Option may subscribe for Shares only in his, her or its own name, as the case may be, or in his or her capacity as a legal representative. The Board may prescribe and include in the applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 14 shall be null and void.

15.   EFFECTS OF ALTERATION OF SHARE CAPITAL OF THE COMPANY

      In the event of any change in the number or value of the outstanding Shares by reason of any stock dividend, special dividend, stock split, rights offering, recapitalization, merger, consolidation, combination or exchange of Shares or other similar corporate change, an equitable adjustment shall be made in the number and/or kind of Shares issued or issuable under the Plan or subject to outstanding Awards and/or in the case of Options, in the exercise price of such Shares. Such adjustment shall be made by the Board and shall be conclusive and binding for all purposes of the Plan, subject to the approval of The Toronto Stock Exchange, if required.

16.   AMENDMENT AND TERMINATION

      The Board may, at any time and from time to time, subject to the prior approval of The Toronto Stock Exchange and any other required regulatory approvals, amend, suspend or terminate the Plan in whole or in part. No such amendment, suspension or termination may, without the consent of the Participant to whom an Award shall theretofore have been granted, adversely affect the right of such Participant.

17.   CONDITIONS FOR ISSUANCE OF SHARES
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      The obligation of the Company to issue Shares pursuant to this Plan shall be subject to the condition that if at any time the Board shall determine, in its discretion, that any registration, qualification or other approval in connection with the Plan or the Shares covered thereby is necessary or desirable under any provincial, federal or other law, then such Options may not be exercised or such Shares not issued pursuant to any performance unit, in whole or in part, unless and until such registration, qualification or approval shall have been obtained free of any condition to acceptable to the Board.

18.   RESTRICTIONS

      No Shares or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable provincial securities laws.

19.   GOVERNING LAW

      The Plan and any and all determinations made and actions taken in connection with the Plan, shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein.

20.   SEVERABILITY

      To the extent a provision of the Plan required regulatory approval which is not received, such provision shall be severed from the remainder of the Plan until the approval is received and the remainder of the Plan shall remain in effect.

            DATED as of this 23rd day of October, 1997


                                      BATTLE MOUNTAIN CANADA LTD.


                                      Per:
                                             Greg V. Etter
                                             Assistant Secretary